Exhibit 21.1

List of Company Subsidiaries

Mellanox Technologies, Inc., a California corporation, formed on March 5, 1999, is the wholly-owned subsidiary of Mellanox Technologies, Ltd.

Mellanox Technologies UK, Ltd.,  incorporated on March 15, 2010, is wholly-owned subsidiary of Mellanox Technologies, Ltd.